EXHIBIT 5.1

                                 THE OFFICES OF
                            LAWRENCE S. HARTMAN, ESQ.
                                 12 KAROW COURT
                            CHESTNUT RIDGE, NY 10952
                        NYS Bar Membership Number: 251703

March 24, 2003

Communications Research, Inc.
67 Ramapo Valley Road
Suite 103
Mahwah, NJ 07430

RE: S-8 Legal Opinion

Dear Sirs:

In connection with the filing of a Registration Statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "Registration Statement") for the purpose of registering 1,000,000 shares of Communications Research, Inc. (the "Company") common stock, par value $.001 (the "Common Stock") to be issued to Reinery Barba under a consulting agreement between Destin Sands International and the Company, approved by the Board of Directors of the Company March 24, 2003. I have examined the Articles of Incorporation and Bylaws of the Company, as amended, the Consulting Agreement and such other documents of the Company as I have deemed necessary or appropriate for the purposes of my opinion expressed herein. In the foregoing examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me.

Based upon and subject to the foregoing, it is my opinion that the Common Stock, when issued, delivered and paid for in accordance with the terms of the Plan, will be legally issued, validly outstanding, fully paid, and non assessable.

I hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. I also consent to the use of my name and the making of statements with respect to myself in the Registration Statement constituting a part thereof.

Sincerely,



/s/ Lawrence S. Hartman
-------------------------------------
Lawrence S. Hartman, Esq.